Exhibit 99

(1)  The shares of Common Stock sold were held as follows: 65,591 by Alliance Technology Ventures III, L.P. and  1,114 by ATV III Affiliates, L.P.  The Reporting Person is a manager of ATV III Partners, LLC, the general partner of Alliance Technology Ventures III, LP and ATV III Affiliates, L.P., and in such capacity may be deemed to have shared voting and/or dispositive power over such shares.  The Reporting Person disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein.